Exhibit 99.3
Investor Relations Update
January 23, 2025
General Overview

●
Capacity - The Company expects its first-quarter capacity to be approximately flat to down 2.0% versus the first quarter of 2024. The Company expects its full-year capacity to be up approximately low single digits year over year.

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Total Revenue - First-quarter total revenue is expected to be up approximately 3.0% to 5.0% versus the first quarter of 2024. Full-year total revenue is expected to be up approximately 4.5% to 7.5% versus 2024.

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CASM-ex1 - The Company expects its first-quarter CASM-ex to be up approximately high single digits, driven by the reduction in year over year capacity, the mix of that capacity with regional capacity growing approximately 17% and mainline capacity down 2% to 3%, and the new collective bargaining agreements that were reached in the second half of 2024. The Company currently expects CASM-ex to improve sequentially, exiting the year up low single digits year over year. Full-year CASM-ex is expected to be up approximately mid-single digits year over year, primarily driven by the year over year increase in salaries and benefits.

●	Adjusted operating margin[1] - Based on current assumptions, the Company expects its first-quarter adjusted operating margin to be approximately flat to 1.0%.

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Adjusted nonoperating expense[1] - The Company expects its full-year total adjusted nonoperating expense to be approximately $1.35 billion, approximately $90 million lower versus 2024. This forecasted decrease in full-year total adjusted nonoperating expense is primarily driven by a reduction in interest expense due to lower debt balances and lower average cost of debt.

●	Taxes - The Company expects a provision for income taxes at an estimated effective tax rate of approximately 25% for the first quarter and full year, which is expected to be substantially non-cash.

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Adjusted EPS[1] - Based on the assumptions outlined above, the Company expects its first-quarter adjusted loss per diluted share to be between ($0.20) and ($0.40) based on an expected share count of 658.8 million shares. Based on current assumptions, the Company expects its full-year adjusted earnings per diluted share to be between $1.70 and $2.70 using a share count of 726.8 million shares.

●	Free cash flow[2] - Based on current assumptions, the Company expects to generate full-year free cash flow of over $2 billion.

Notes:

1.
CASM-ex is cost per available seat mile (CASM) excluding fuel and net special items and is a non-GAAP measure. All adjusted operating margin, adjusted nonoperating expense and adjusted earnings per diluted share guidance excludes the impact of net special items and are non-GAAP measures. The Company is unable to reconcile certain forward-looking information to GAAP as the nature or amount of net special items cannot be determined at this time.

2.
Free cash flow is a non-GAAP measure. The Company defines free cash flow as net cash provided by operating activities less net cash used in investing activities, adjusted for (1) net purchases of short-term investments and (2) change in restricted cash.

Please refer to the footnotes and the forward-looking statements page of this document for additional information.

Financial Update
January 23, 2025

	Q1 2025[1]
Available seat miles (ASMs)	~ Flat to -2.0% (vs. Q1 24)
Total revenue	~ +3.0% to +5.0% (vs. Q1 24)
CASM excluding fuel and net special items	~ Up high single digits (vs. Q1 24)
Adjusted operating margin	~ Flat to 1.0%
Adjusted loss per diluted share ($/share)	~ ($0.20) to ($0.40)
	Q1 2025 Shares Forecast
	Shares (mil)[2]
Earnings level ($ mil)	Basic	Diluted	Addback ($ mil)[3]
Earnings above $147	658.8	728.0	$14
Earnings up to $147	658.8	666.2	—
Net loss	658.8	658.8	—

	FY 2025[1]
Available seat miles (ASMs)	~ Up low single digits (vs. 2024)
Total revenue	~ +4.5% to +7.5% (vs. 2024)
CASM excluding fuel and net special items	~ Up mid-single digits (vs. 2024)
Adjusted earnings per diluted share ($/share)	~ $1.70 to $2.70
	FY 2025 Shares Forecast
	Shares (mil)[2]
Earnings level ($ mil)	Basic	Diluted	Addback ($ mil)[3]
Earnings above $527	690.8	726.8	$23
Earnings up to $527	690.8	695.9	—
Net loss	690.8	690.8	—

Notes:

1.
Includes guidance on certain non-GAAP measures, which exclude, among other things, net special items. The Company is unable to reconcile certain forward-looking information to GAAP as the nature or amount of net special items cannot be determined at this time. Numbers may not recalculate due to rounding.

2.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.
3.	Interest addback for earnings per diluted share calculation for 6.5% convertible notes, net of estimated profit sharing and tax effects.
Please refer to the footnotes and the forward-looking statements page of this document for additional information.

Forward-Looking Statements
January 23, 2025
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth herein as well as in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in the Company’s other filings with the Securities and Exchange Commission. Additionally, there may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

Please refer to the footnotes and the forward-looking statements page of this document for additional information.